UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 30, 2005

Resource America, Inc.

(Exact name of registrant as specified in its chapter)

Delaware	0-4408	72-0654145
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1845 Walnut Street, Suite 1000 Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 215-546-5005

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

        On June 30, 2005, Resource America, Inc. (“Resource”) completed the spin-off of Atlas America, Inc. (“Atlas”) from Resource by distributing (the “Equity Distribution”) Resource’s remaining equity interest in Atlas to Resource shareholders. Atlas is comprised of the former energy operations of Resource. Attached as Exhibit 99.1 to this Form 8-K is the press release issued by Resource on June 30, 2005 announcing the completion of the spin-off of Atlas from Resource.

        In the Equity Distribution, Resource distributed 0.59367 of a share of Atlas common stock to Resource shareholders for each outstanding share of Resource common stock they owned as of the record date of June 24, 2005. In the aggregate, Resource distributed 10,688,333 shares of Atlas common stock to Resource shareholders. Based on the closing price for Atlas common on the NASDAQ National Market on June 30, 2005 of $37.19 per share, the aggregate market value of the shares distributed in the Equity Distribution was approximately $397 million. The Equity Distribution was structured to be free of federal income tax to Resource shareholders (other than with respect to any cash received in lieu of fractional shares).

        In May 2004, Atlas completed an initial public offering (“IPO”) of 2,645,000 shares of Atlas common stock, including shares sold in connection with the exercise of an over-allotment option. Following the IPO and prior to the Equity Distribution described above, approximately 19.8% of the total outstanding common stock of Atlas was held by the public and 80.2% was held by Resource. Before the IPO, Resource owned all of Atlas' common stock.

        Until the date of the Equity Distribution, as a majority-owned subsidiary, Atlas’ financial results were consolidated into Resource’s financial results. Subsequent to the Equity Distribution, Atlas no longer constitutes part of Resource’s business operations, accordingly, the related operating results of Atlas will be reflected in Resource’s financial results as discontinued operations for all periods presented.

Item 9.01. Financial Statements and Exhibits.

      (b)(1) Pro Forma Financial Information

        Included as Exhibit 99.2 are (i) unaudited consolidated pro forma statements of operations for the six months ended March 31, 2005 and the year ended September 30, 2004 that give effect to the spin-off of Atlas as of the beginning of the respective periods and (ii) an unaudited consolidated pro forma balance sheet as of March 31, 2005 that gives effect to the spin-off of Atlas as of that date.

        These unaudited consolidated pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or the financial position that would have been achieved had the spin-off of Atlas been consummated as of the dates indicated or of the results that may be obtained in the future. These unaudited consolidated pro forma financial statements and the accompanying notes should be read together with:

o	Resource’s consolidated financial statements and accompanying notes as of and for the year ended September 30, 2004, and Management’s Discussion and Analysis included in Resource’s Annual Report on Form 10-K for the year ended September 30, 2004.

o	Resource’s consolidated financial statements and accompanying notes as of and for the six months ended March 31, 2005, and Management’s Discussion and Analysis included in Resource’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.

(c)	Exhibits.

The following exhibits are furnished as part of this report:

99.1	Press release issued by Resource on June 30, 2005 announcing completion of the spin-off

99.2	Unaudited Pro Forma Financial Statements including:

(i)	Unaudited Consolidated Pro Forma Balance Sheet as of March 31, 2005;

(ii)	Unaudited Consolidated Pro Forma Statement of Operations for the Six Months Ended March 31, 2005; and

(iii)	Unaudited Consolidated Pro Forma Statement of Operations for the Year Ended September 30, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Resource America, Inc.

Dated: July 7, 2005	/s/ Steven J. Kessler Steven J. Kessler Executive Vice President, Chief Financial Officer